Exhibit 10.19

Employment Agreement Between Regeneration Technologies, Inc. and Mr. Roger Rose

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on October 4, 2002, by and between REGENERATION TECHNOLOGIES, INC. (“Regeneration Technologies”), a Delaware corporation having its principal address at 2 Innovation Drive, Alachua, Florida 32615 and Roger Rose (“Executive”). Regeneration Technologies and the Executive are collectively referred to as the “Parties” throughout this Agreement. For purposes of this Agreement, Regeneration Technologies includes any and all of its subsidiaries, affiliates, and any other company or entity owned and/or operated in whole or in part by any officer or director of Regeneration Technologies.

INTRODUCTION

Regeneration Technologies operates a tissue processing / manufacturing facility and desires to employ the Executive. The Executive desires to accept employment during the term of this Agreement upon the terms and conditions in this Agreement.

In consideration of the covenants, mutual promises, representations, and understandings in this Agreement, the Parties agree as follows:

1.	EMPLOYMENT.

Regeneration Technologies agrees to employ or continue to employ the Executive and the Executive agrees to accept employment or to continue in the employment of Regeneration Technologies. Executive shall be the Vice President of Donor Services of Regeneration Technologies during the term of this Agreement. The duties of the Executive shall be those of a

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Vice President of Donor Services, subject to the directions and control of Regeneration Technologies’ Board of Directors, in conjunction with Executive, from time to time and as needed.

2.	TERM OF AGREEMENT.

This Agreement shall become effective as of the date first written above, and shall cover the period of employment commencing on October 21, 2002, to October 20, 2004, unless this Agreement is terminated earlier as hereinafter provided. This Agreement shall automatically renew for successive one (1) year periods unless either party gives written notice of his or its intent not to renew this Agreement at least sixty days prior to the expiration of the then-current term of this Agreement.

3.	COMPENSATION.

a.	Annual Salary.

Regeneration Technologies shall pay to the Executive as compensation for the Executive’s services $6,730.77 computed bi-weekly from an annual figure of $175,000 for the first one (1) year of this Agreement, payable in accordance with the standard payroll policies of Regeneration Technologies. Thereafter, the Executive’s salary shall be reviewed annually by Regeneration Technologies’ Board of Directors and may be adjusted upward by the Board, but not downward unless the Company makes across the board reductions to all officers.

b.	Performance Bonus.

To provide a greater incentive for the Executive, a cash bonus shall be paid to the Executive during the first calendar quarter of each year of this Agreement, commencing in 2003, and based upon the performance of Regeneration Technologies and the performance of the Executive during

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the preceding year; provided, however, that the payment of any such bonus and the amount shall be within the sole discretion of Regeneration Technologies’ Board of Directors, subject to the following limitations on discretion. Bonuses for all years of this Agreement shall be guided by the achievement of mutually agreed upon Company plans and targets. This will be prorated for the year 2002, from the Executive’s employment date of October 21, 2002. In the event that Executive meets the agreed upon Company plans and targets for any given year, then his bonus target shall be $50,000.

c.	Stock Options.

Sign-On Stock Options: The Executive shall be granted options to purchase shares of common stock of Regeneration Technologies, Inc. in the amount of 100,000 shares at an exercise price based on the fair market value at the close of business on October 21, 2002, or the Executive’s first day of employment if different than this date, subject to such vesting and other requirements as are set forth herein and in the Omnibus Stock Plan, the Employee Restricted Stock Agreement and the Incentive Stock Option Grant Agreement between Regeneration Technologies and the Executive as additional consideration for services rendered to Regeneration Technologies.

d.	Business Expenses.

Except as otherwise provided in this Agreement, Regeneration Technologies shall pay, either directly or by reimbursement to the Executive, such reasonable and necessary business expenses incurred by the Executive in the course of his employment by Regeneration Technologies as are consistent with Regeneration Technologies’ policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time

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to time by Regeneration Technologies. This shall include providing business equipment for the Executive’s home office as needed and coverage of expenses associated with home-based office activities. As the Executive expects to travel from Michigan to Alachua, Florida for business on a regular basis, the Company has agreed to provide the coverage of all expenses related to the travel including (1) airfare; (2) use of the Corporate Apartment, with housekeeping services; (3) rental car expenses; (4) utility expenses. The Executive will be responsible for all meals except those for business purposes or while traveling on Company business.

e.	Sign-On Bonus.

Regeneration Technologies shall pay Executive a one-time sign-on bonus “grossed-up” to equal $40,000, after deductions for all applicable taxes and charges, on or before February 1, 2003.

f.	Temporary Housing and Moving Expenses.

If the Executive decides to relocate, Regeneration Technologies will reimburse or advance all reasonable and necessary costs and expenses associated with the relocation of Executive and his family to the Alachua or Gainesville, Florida area. Such reimbursements will take into account the tax consequences of any non-deductible monies, such that all reimbursements or items of imputed income will also include monies sufficient to cover the state and federal tax liabilities associated with such payments (i.e., these payments will be “grossed-up”), and such reimbursements shall be made within thirty (30) days of the presentment of invoices for same.

g.	Matching Contributions to The Company’s Defined Contribution Plan.

Regeneration Technologies shall match all of Executive’s contributions to the Company’s 401(k) retirement plan, on a dollar for dollar basis, up to six percent (6%) of Executive’s salary,

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based upon the current plan design provisions, but only to the maximum excludable dollar amount permitted by the then-current applicable Internal Revenue Code and Regulations for qualified plans. The Executive must complete one (1) year of Company service to be eligible for the Company matching contribution, but may begin 401k participation upon date of hire according to current plan provisions. In addition, Executive will be able to participate in any non-qualified retirement plans established for highly compensated employees, as of the date of the establishment of any such plans. All benefit plans may be reviewed occasionally and are subject to revision. The 401(k) retirement plan design will be the defining document for all future benefits.

h.	Employee Benefits.

The Executive shall be entitled to such vacation days, sick days, insurance and other employee benefit programs as are established for all other key executives of Regeneration Technologies, on the same basis as such other key executives are entitled thereto. It is understood that the establishment, change or termination of any such employee benefit programs is within the sole discretion of Regeneration Technologies and that any such termination or change in any such program shall not affect this Agreement. In addition to the employee benefits provided to all other similarly situated employees, Regeneration Technologies shall pay 100% of the premiums for Company-provided health and dental plans, the cost of an Executive Physical at least annually, and term life insurance in the amount of $500,000 payable to the beneficiary(ies) of Executive’s choosing.

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4.	DEVOTION TO EMPLOYMENT.

During the term of this Agreement, the Executive shall devote his full time to Regeneration Technologies and the Executive shall not engage in any other gainful employment without the written consent of Regeneration Technologies. Nothing in this Agreement shall prohibit the Executive, however, from investing or trading in stocks, bonds, commodities, or other forms of investments in other companies or entities so long as such investments shall not constitute a conflict of interest.

5.	TERMINATION OF EMPLOYMENT.

a.	Voluntary Termination.

Either the Executive or Regeneration Technologies may voluntarily terminate the Executive’s employment with Regeneration Technologies at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. In the event that Executive voluntarily terminates this Agreement, he shall be entitled only to his vested and accrued salary and other benefits otherwise due him through his last day on payroll. In the event that Regeneration Technologies, Inc. terminates Executive’s employment for any reason other than for “Cause” (as set forth in Section b below), then Regeneration Technologies, Inc., shall pay to Executive his regular salary, and the cash value of health, welfare and 401(k) contributions ordinarily made by Regeneration Technologies, Inc., on Executive’s behalf, for the payout period. In the case of termination within the first year of this Contract the payout period shall be for the remainder of the first year and an additional year and five (5) days; otherwise, the payout period shall be for a period of one year from the date of termination of Executive’s employment. Executive shall also continue to vest during the payout period in all previously granted stock options then outstanding.

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Executive shall not be entitled to accrue additional unearned bonuses or stock options for the payout period.

b.	Termination For Cause.

Regeneration Technologies may immediately terminate the Executive’s employment (and, except as otherwise specifically provided hereunder, this Agreement) for cause by giving written notice (without regard to the thirty (30) day notice period provided in paragraph a above) of such termination to Executive specifying the grounds therefor. The decision to terminate Executive’s employment for cause shall be made at the sole discretion of the Board of Directors of Regeneration Technologies. A termination for cause shall consist of one or more of the following events:

(i)	The conviction of a felony involving theft, fraud, or embezzlement;

(ii)	Deliberate and continuous neglect of Executive’s duties as an employee and executive of Regeneration Technologies, but only after notice to Executive of such dereliction of duty, and an opportunity to cure of at least thirty (30) days; or

(iii)	Violating the covenants set forth in Paragraphs 6, 7, 9, 10 and 11 of this Agreement.

c.	Termination Upon Death, Incompetency, or Disability.

Regeneration Technologies shall have the right to terminate the Executive’s employment with Regeneration Technologies (and, except as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to the Executive as required by paragraph “a” above in the event that the Executive dies, is adjudicated incompetent, or is permanently

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disabled, as defined by this Agreement. In this Agreement, the term permanently disabled shall mean that the Executive is unable to perform adequately his or her regular duties under this Agreement as a result of sickness or accident and such disability condition appears to be permanent. The determination of permanent disability shall be made by Regeneration Technologies’ Board of Directors based upon physician supported evaluations as provided to the Regeneration Technologies, Inc. Board of Directors after consultation with the Executive’s primary physician.

6.	CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

The Executive acknowledges, recognizes and understands that, in connection with the Executive’s employment with Regeneration Technologies, the Executive has and will have access to certain proprietary, sensitive and confidential information of Regeneration Technologies including but not limited to: the identity of Regeneration Technologies’ clients, prospective clients, and other client information; the existence of negotiations with prospective clients of Regeneration Technologies; marketing data and plans; financial information and financial data not publicly disclosed; all drawings, records, sketches, and models; trade secrets and trade secrets relating to services of Regeneration Technologies; and, products sold or being developed by Regeneration Technologies (“Confidential Information”).

Executive also acknowledges, recognizes and understands that Regeneration Technologies owns or has access to various types of intellectual property that are protected or may be protected by copyright, trademark, patent, trade secret, or other laws. The types of intellectual property that

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are considered proprietary to Regeneration Technologies and that must be protected include but are not limited to: patent applications; trademarks; programs; source and relocatable code for all programs; engineering, research, and technical documents; unpublished product specifications; products sold or under development; and, information belonging to other companies that is provided to Regeneration Technologies under confidentiality agreements (“Intellectual Property”).

The Executive acknowledges and agrees that the maintenance of the confidentiality of the Confidential Information and Intellectual Property and restrictions on the use of the Confidential Information and Intellectual Property is essential to Regeneration Technologies. The provisions of this Paragraph 6 shall survive the termination of Executive’s employment with Regeneration Technologies.

7.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

The Executive shall not, during or after the termination of his employment with Regeneration Technologies: (a) directly or indirectly publish, disclose, reproduce, record, make facsimiles of, abstract, summarize, remove, make accessible, or misappropriate any Confidential Information or Intellectual Property as defined under this Agreement, to any person (including family members and friends), firm, corporation, or association or other entity, competitor or third party, for any reason whatsoever; or, (b) use, keep, or otherwise deal in or with such Confidential Information or Trade Secrets, except during employment with Regeneration Technologies and for the benefit of Regeneration Technologies, without prior written permission of the Board of Directors of Regeneration Technologies. The Executive agrees not to disclose any Confidential Information or Intellectual Property to other employees of Regeneration Technologies or to any third parties, except

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on a need to know basis for the benefit of Regeneration Technologies or as authorized by the Board of Directors of Regeneration Technologies.

All of the Confidential Information or Intellectual Property listed in Paragraph number six (6) above is, and shall remain, the exclusive property of Regeneration Technologies, and shall not be removed from Regeneration Technologies’ premises, without the prior written consent of the Board of Directors of Regeneration Technologies. The Executive shall return all tangible items containing Confidential Information and Intellectual Property described in Paragraph number six (6) prior to or at the termination of his employment with Regeneration Technologies. The Executive agrees that he is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on Regeneration Technologies or the Executive. The Executive also acknowledges that he has been instructed by Regeneration Technologies that during his employment with Regeneration Technologies, he is not to divulge to Regeneration Technologies, its employees, or its consultants, any confidential information or intellectual property obtained by the Executive from any previous employers, entities, or persons. The provisions of this Paragraph 7 shall survive the termination of Executive’s employment with Regeneration Technologies and the termination of this Agreement.

8.	IRREPARABLE HARM.

The Executive acknowledges and agrees that any disclosure of Confidential Information and Intellectual Property delineated in paragraph number six (6) by the Executive would cause severe and irreparable harm to Regeneration Technologies. In the event there is a breach or a threatened breach by the Executive of the Non-Disclosure provisions of this Agreement, Regeneration

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Technologies shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such Confidential Information and Intellectual Property or from rendering a service to any person, firm, corporation, association, or other entity, to whom such information has been disclosed and to recover all costs of pursuing such remedy, including reasonable attorneys’ fees, costs, and expenses. Nothing in this Agreement shall be construed as prohibiting Regeneration Technologies from pursuing other remedies as may be available to it for the Executive’s breach or threatened breach, including recovery of damages from the Executive. The provisions of this Paragraph 8 shall survive the termination of Executive’s employment with Regeneration Technologies and the termination of this Agreement.

9.	EXECUTIVE DEVELOPMENTS.

The Executive is aware and understands that during the term of the Executive’s employment with Regeneration Technologies or with the financial and other assistance that may be provided by Regeneration Technologies, the Executive may invent, create, develop, and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula (“Employee Developments”). The Executive agrees that all Employee Developments that may be developed or produced by the Executive during the Executive’s employment by Regeneration Technologies are and will be the property of Regeneration Technologies and that the Executive further agrees that he will, at the request of Regeneration Technologies, execute such documents Regeneration Technologies may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of Regeneration Technologies to Regeneration Technologies and he will cooperate

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with Regeneration Technologies in connection with any patent applications. In this regard, the Executive will, at all times, fully advise and inform Regeneration Technologies of all matters that the Executive may be developing or working on while employed by Regeneration Technologies. The Executive further agrees that upon the termination of his employment with Regeneration Technologies for any reason whatsoever, the Executive shall immediately deliver and surrender to Regeneration Technologies any and all plans, documents and other materials of any nature relating to the Employee Developments. Regeneration Technologies may provide additional compensation to the Executive as consideration for Employee Developments in accordance with any patent policy of Regeneration Technologies. The provisions of this Paragraph 9 shall survive the termination of Executive’s employment with Regeneration Technologies and the termination of this Agreement.

10.	NON-COMPETITION.

Executive recognizes that Regeneration Technologies, Inc. possesses several valuable and legitimate business interests such as Confidential Information and Intellectual Property as defined in paragraph 6, above, substantial relationships with current or prospective customers, clients or vendors, and customer, client or vendor goodwill associated with Regeneration Technologies, Inc. business. In recognition of these interests, the Exeuctive’s exposure to these interests, in the event of the termination of the Executive’s employment with Regeneration Technologies either by Regeneration Technologies for cause or voluntarily by the Executive, the Executive agrees that for a period of two (2) years following the effective date of the termination, the Executive will not engage in or be associated with or employed by any “Licensed Tissue Bank” organization, which engages in the business of recovery, procurement, manufacturing, or distributing products, from bone

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tissue in the United States. The Licensed Tissue Bank organizations that Executive specifically agrees not to become employed by or in any way associate with for a two (2) year period following the effective date of Executive’s termination are as follows: Southeast Tissue Alliance, Inc. (University of Florida Tissue Bank), Tutogen Medical, Inc., Musculoskeletal Transplant Foundation; CryoLife; LifeCell; Allosource; Tissue Banks International; Osteotech, Inc.; LifeLink Tissue Bank; Life Net; Community Tissue Services; American Red Cross; BioGenetics; and, Cryogenic. The Executive also agrees that for a two (2) year period following the effective date of Executive’s termination not to participant in, assist with or in any way become associated with or employed by any new start up venture that the parties agree in advance is or will be engaged in the business of a Licensed Tissue Bank, or which Regeneration Technologies, Inc., reasonably designates as a Licensed Tissue Bank.

This limitation of employment excludes any and all non-biologic implantable medical devices.

In the event of the termination of the Executive’s employment with Regeneration Technologies by Regeneration Technologies without cause, the Executive agrees that for a period of one (1) year following the effective date of such termination, the Executive will not engage in or be associated with or be employed by any “Licensed Tissue Bank” organization, which engages in the business of recovery, procurement, manufacturing or distributing products from bone tissue within the United States. The Licensed Tissue Bank organizations that Executive specifically agrees not to become employed by or associated with for a one (1) year period following the effective date of Executive’s termination without cause are as follows: Southeast Tissue Alliance, Inc. (University

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of Florida Tissue Bank), Tutogen Medical, Inc., Bank Musculoskeletal Transplant Foundation; CryoLife; LifeCell; Allosource; Tissue Banks International; Osteotech, Inc.; LifeLink Tissue Bank; Life Net; Community Tissue Services; American Red Cross; BioGenetics; and, Cryogenic. The Executive also agrees that for a one (1) year period following the effective date of Executive’s termination without cause not to participant in, assist with or in any way become associated with or employed by any new start up venture that the parties agree in advance is or will be engaged in the business of a Licensed Tissue Bank. This limitation of employment excludes any and all non-biologic implantable medical devices.

The Executive acknowledges that this restrictive covenant is reasonably necessary to protect Regeneration Technologies’ legitimate business interests, which are represented by, among other things, the substantial relationships between Regeneration Technologies and its licensees and tissue sources, as well as the goodwill established by Regeneration Technologies with licensees and tissue sources in the United States and other countries where Regeneration Technologies’ tissues are distributed over a protracted period, specialized training, and other legitimate business reasons.

The Executive recognizes that Regeneration Technologies would not sign this Agreement without the inclusion of this covenant, and the Executive confirms the sufficiency of the consideration received by the Executive, in the form of employment or continued employment by Regeneration Technologies, in accepting this covenant as a material term of this Agreement. The provisions of this Paragraph 10 shall survive the termination of Executive’s employment with Regeneration Technologies and the termination of this Agreement.

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11.	NON-SOLICITATION.

The Executive agrees during his employment with Regeneration Technologies, and for a period of two (2) years from the termination date of his employment with Regeneration Technologies, not to: (a) solicit any employee of Regeneration Technologies, or any subsidiary or affiliate of Regeneration Technologies, or otherwise induce or attempt to induce any employee of Regeneration Technologies to leave the employment of Regeneration Technologies; or (b) directly or indirectly attempt to solicit any client or customer of Regeneration Technologies, or any client or customer of any subsidiary or affiliate of Regeneration Technologies, or directly or indirectly interfere with Regeneration Technologies’ relationship, or any subsidiary’s or affiliate’s relationship, with any of its clients or customers. The provisions of this Paragraph 11 shall survive the termination of Executive’s employment with Regeneration Technologies and the termination of this Agreement.

12.	REMEDIES FOR BREACH OF LIMITATION OF EMPLOYMENT AND NON-SOLICITATION.

It is understood and agreed by the Parties that Regeneration Technologies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 10 and 11, which injunctive relief shall be in addition to any other rights or remedies available to Regeneration Technologies. If such a violation occurs, the Executive shall be responsible for the payment of reasonable attorneys’ fees and other costs and expenses incurred by Regeneration Technologies in enforcing the covenants contained in Paragraphs 10 and 11, whether incurred at the trial level or in any appellate proceeding.

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13.	NON-DISPARAGEMENT.

While employed by Regeneration Technologies or any affiliate of Regeneration Technologies and, provided Regeneration Technologies has complied with its obligations hereunder, after the Executive’s employment terminates for whatever reason, the Executive agrees not to disparage, denigrate, or comment negatively upon, either orally or in writing, Regeneration Technologies, or any of its affiliates, officers, or directors, to or in the presence of any person or entity.

14.	INVALID PROVISION.

In the event any provision of this Agreement should be or become invalid or unenforceable, the invalid provision shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained in this Agreement should be or become too broad or extensive to permit enforcement of the covenant or provision to its full extent, then any restriction or covenant shall be enforced to the maximum extent permitted by law. The Executive consents and agrees that the scope of any restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce the restriction or covenant.

15.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three (3) arbitrators in the State of Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear the expense of any arbitration proceeding and shall reimburse Executive for all reasonable costs and expense, including reasonable attorneys’ fees and expenses, if Executive is the prevailing party.

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16.	APPLICABLE LAW AND VENUE.

This Agreement shall be interpreted under and governed by the laws of the State of Florida, without regard to choice of law provisions.

17.	COMPLETE AGREEMENT.

The Executive acknowledges and agrees that no representation, promise, or agreement regarding the subject matter of this Agreement has been made to or with the Executive that is not provided for in this Agreement. This Agreement represents the complete Agreement between Regeneration Technologies and the Executive regarding the subject matter of this Agreement. Any representations or agreements regarding the subject matter of this Agreement not explicitly included in this Agreement are considered waived and/or merged into this Agreement, and are thus unenforceable. Any previous agreements between Regeneration Technologies and the Executive regarding the subject matter of this Agreement are superseded by the execution of this Agreement, and shall lack any continuing force or effect.

18.	AMENDMENTS OR MODIFICATIONS.

No amendments or modifications to this Agreement shall be binding on any of the Parties unless such amendment or modification is in writing and executed by all of the Parties to this Agreement.

19.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and, as to Executive, his legal heirs, successors and assigns.

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20.	CONSTRUCTION.

The Executive agrees and understands that the headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against Regeneration Technologies or the Executive.

21.	NON-WAIVER.

The failure of Regeneration Technologies or the Executive in any instance to exercise any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege. All waivers by either Regeneration Technologies or the Executive must be contained in writing signed by the party to be charged, and in the case of Regeneration Technologies, by a member of the Board of Directors of Regeneration Technologies.

22.	READ AND UNDERSTAND.

The Parties to this Agreement represent and agree that they have carefully read and fully understand all of the provisions of this Agreement and that they are entering into this Agreement with the intent to be bound by its terms and conditions. The Executive represents and agrees that his initials on each page of this Agreement is irrefutable evidence that he has read and fully understands all of the provisions of this Agreement.

IN THE PRESENCE OF WITNESSES, the Parties execute this nineteen (19) page Agreement.

DATED this 21st day of October 2002.

Executive:	On Behalf of REGENERATION TECHNOLOGIES, INC.:

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Name:	Roger Rose	Name:	Brian K. Hutchison

Signature:	/s/ ROGER W. ROSE JR.	Signature:	/s/ BRIAN K. HUTCHISON

Title:	Vice President of Donor Services	Title:	President and CEO

Date:	10-21-02	Date:	10/21/02

Witness:		Witness:

Name:	Thomas F. Rose	Name:	Thomas F. Rose

Date:	10/21/02	Date:	10/21/02

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